                                                                     EXHIBIT 2.3

                           ASSET PURCHASE AGREEMENT
                                    between
                             INFINESSE CORPORATION
                                      and
                             MICROSEMI CORPORATION


INFINESSE CORPORATION                     MICROSEMI CORPORATION
6033 West Century Boulevard - Ste 1200    2830 South Fairview Street
Los Angeles, California 90045             Santa Ana, California 92704
Tel: 310-642-0250  Fax 310-642-0252       Tel: 714-979-8220  Fax: 714-966-5256
E-Mail: mkim@infinesse.com                E-Mail: dsonksen@microsemi.com
        ------------------                        ----------------------
(hereafter the "SELLER")                  (Hereafter the "BUYER")

THIS AGREEMENT, by and between Buyer and Seller, shall have an Effective Date of February 15, 2000.

                                   RECITALS:
                                   ---------

WHEREAS, the Seller is engaged in the design, development and processing of proprietary radio frequency integrated circuits ("RFICs" ) and multi-chip modules using advanced device/IC technologies, including Gallium Arsenide ("GaAs") and related semiconductor Heterojunction Bipolar Transistor ("HBT") and Field-Effect Transistor ("FET") technologies for Application Specific Standard Products ("ASSP") and custom derivatives for wireless communication applications, and has developed proprietary devices/RFICs (hereafter the "Products"), such Products being more specifically described in the Business Sales Memorandum dated November 11, 1999, which is attached hereto as Exhibit A

WHEREAS, the Buyer, or its assign, desires to purchase, and the Seller desires to sell and transfer to the Buyer, or its assign, certain Assets used by Seller in, or in connection with, its GaAs HBT, RFIC Business Group, (hereafter the "Business"), on the terms and conditions hereinafter set forth, such Business being more specifically described in the Business Sales Memorandum dated November 11, 1999, which is attached hereto as Exhibit A


                                   AGREEMENT
                                   ---------


NOW THEREFORE, in consideration of the terms, covenants and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.0  ASSETS BEING PURCHASED

     1.1  Agreement to Buy and Sell.  The Buyer hereby agrees to buy from the
          --------------------------
     Seller, and the Seller hereby agrees to sell, transfer and assign to the Buyer, free and clear of any and all restrictions and conditions on transfer or assignment, and free and clear of any and all mortgages, liens, security interests, encumbrances, pledges, cases, equities, claims, charges, conditions, conditional sale contracts and any other adverse Interests of any kind whatsoever, the following assets of the Infinesse Business Group that are owned and controlled by the Seller (collectively hereafter the "Purchased Assets"):

     1.2  Inventory and Associated Wafers.  The inventory and associated wafers,
          -------------------------------
     and masks including grandfather sets, comprehended hereunder as of the Closing Date are set forth in detail on Schedule 1.2 attached hereto
                                             ------------
     (collectively hereafter the "Inventory").

     1.3  Equipment.  The equipment comprehended hereunder as of the Closing
          ---------
     Date as set forth in detail on Schedule 1.3 attached hereto (collectively
                                    ------------
     hereafter the "Equipment"), including, but not limited to, network workstations and related software capital equipment; and other equipment that is used in the development, design, manufacture or test of Seller's goods and services.

     1.4  Backlog.  The customer orders comprehended hereunder as of the Closing
          --------
     Date as set forth in detail on Schedule 1.4 attached hereto  (collectively
                                    ------------
     hereafter the "Customer orders"). On or prior to the Closing Date, Seller will assign such customer Orders to Buyer, will provide Buyer with detailed data concerning such Customer Orders and will notify the customers named therein in writing of, and will request the written approval of such customers to, such assignment.

     1.5  Customer Data.  Detailed data relating to any and all customers to
          --------------
     which Seller has sold products or provided services during the three (3) years prior to the Closing Date, whether or not there are any "open" sales orders from such customers, as set forth in detail on Schedule 1.5 attached
                                                           ------------
     hereto (collectively hereafter the "Customer Data"), such Customer Data shall include, but not be limited to, list of customer names with addresses, telephone, facsimile and pager numbers, quotations, sales orders, and any other tangible documents, files, and records in Seller's possession regarding such customer activity.

     1.6  Vendor Data.  Detailed data relating to, and all right, title and
          -----------
     interest in and to any tooling, molds and proprietary specifications Seller has with, any and all vendors from which the Seller has purchased goods or services during the three (3) years prior to the Closing Date, whether or not there are any "open" purchase orders to such vendors, as set forth on

     Schedule 1.6 attached hereto (collectively hereafter the "Vendor Data"),
     ------------
     such Vendor Data shall include, but not be limited to, foundry alliance contacts, list of vendor names with addresses, telephone, facsimile and pager numbers, quotations, purchase orders, and any other tangible documents, files and records in Seller's possession regarding such vendor activity.

     1.7  Intellectual Property.  Any and all Intellectual Property that Seller
          ---------------------
     uses, or has used during the three (3) years prior to the Closing Date, in the development, design, manufacture, testing, marketing, sale or distribution of Seller's goods and services, as set forth on Schedule 1.7
                                                                  ------------
     attached hereto. As used herein, term "Intellectual Property" shall include, but not be limited to, foundry alliance documentation, quotations, sales orders, customer lists, vendor lists, product design data, product drawings, engineering files, fab process circuit building blocks, simulation and modeling techniques, device/IC fabrication and validation technology and manufacturing documentation, manufacturing flow sheets, cost and pricing data, product promotion strategies, marketing data , license agreements, processes, methods, know how, trade secrets, invention disclosures, patents, copyrights, trade names, trademarks and service marks associated with the Purchased Assets and Business, and all applications therefor, owned or held by Seller, whether or not such Intellectual Property is used in the operation of the Business.

     1.8  Royalty Agreements and Teaming Arrangements.  Any and all product
          --------------------------------------------
     royalty agreements comprehending Joint Development Projects, and any Teaming Arrangements with third parties for the design, development, manufacture and sale of Products, such projects and arrangements being set forth in detail in Schedule 1.8, attached hereto.
                        ------------

     1.9  Goodwill Excluded.  Without limiting the generality of the foregoing,
          -----------------
     excluded from The Purchased Assets are any right, title and interest in and to the Seller's name and goodwill and going concern value of the Business, not associated with the Purchased Assets.

     1.10  Confidentiality and Assignment of Intellectual Property Agreements.
           ------------------------------------------------------------------
     Any and all Confidentiality Agreements with employees, consultants, agents, customers and vendors, and Assignment of Intellectual Property Agreements with employees and consultants, such agreements being set forth in detail in Schedule 8.9 attached hereto.

2.0  LIABILITIES ASSUMED AND LIABILITIES NOT ASSUMED

     2.1  Purchase and Sale Contracts Assumed.  Buyer hereby agrees to assume
          -----------------------------------
     performance obligations arising on and after the Closing under the purchase and sale contracts of the Business which have been entered into in the ordinary course of Business and disclosed to Buyer, such contracts are listed in Schedule 2.1 attached hereto (collectively, the "Assumed
               ------------
     Contracts").

     2.2  Employee Liabilities Assumed.  Buyer hereby agrees to assume the
          -----------------------------
     obligations regarding accrued employee vacation and sick leave earned as of the Closing Date of any employee hired by Buyer, to the extent, if any, specified in Schedule 2.2 attached hereto (the "Assumed Employee
                  ------------
     Benefits"), such employees thereafter shall be subject to the vacation and sick leave benefits of Buyer then in effect, and shall be eligible for any other benefits provided by Buyer to its employees.

     2.3  Credit for Service with Seller.  All of Sellers employees hired by
          ------------------------------
     Buyer as of the Closing Date shall retain full credit for prior years of service with Seller and its predecessors for vesting purposes regarding benefits, policies and practices of Buyer.

     2.4  Ad Valorum Taxes Assumed.  Buyer hereby agrees to assume and pay the
          ------------------------
     ad valorum taxes on the Purchased Assets that are due and payable for the year of the Closing.

     2.5  Liabilities Not Assumed .  Except for the Assumed Contracts, the
          -----------------------
     Seller agrees that the Buyer will not assume or perform, and the Seller shall remain responsible for and shall indemnify, hold harmless and defend the Buyer from and against, any and all liabilities and obligations of the Seller, whether known or unknown, and regardless of when such liabilities or obligations arise or are asserted, including, but not limited to, any accounts payable, bank loans and promissory notes. Without limiting the generality of the foregoing, Buyer expressly disclaims any liability or obligation whatsoever with regard to (i) business income taxes, (ii) ad valorum taxes for years prior to the year of Closing, (iii) Federal or the State of California environmental claims or violation based on activities of Seller on and at its facility prior to the Closing, (iv) employee termination rights due and payable as of the Closing Date under Seller's policies and practices, or under any applicable statute, law or regulation,
     (v) liabilities under contracts with employees not expressly assumed herein, and (vi) any obligations whatsoever to any shareholder, director, officer, employee, agent, consultant, parent, subsidiary, affiliate, or division of Seller not expressly assumed herein.

3.0  PURCHASE PRICE AND TERMS OF PAYMENT.

     3.1   Purchase Price.  As consideration for the Purchased Assets, Buyer
           --------------
     shall pay Seller  the sums listed in Paragraphs 3.4, 3.5, 3.6, 3.7 and 3.9.

     3.2  Closing Date.  The purchase and sale of the Purchased Assets shall
          ------------
     take place at a closing (the "Closing") to be held at the offices of the Buyer in Santa Ana, California, on February 15, 2000 (the "Closing Date"), at 10:00 A.M., or on such other date and at such other time as may be mutually agreed upon hereafter by the parties hereto.

     3.3  At the Closing.  At the Closing, The parties shall do the following:
          ---------------

     3.4  Cash Payment.  Buyer shall pay Seller the sum of one million five
          ------------
     hundred thousand dollars ($1,500,000);

     3.5  Subordinated Term Note.  Buyer shall issue to Seller its Interest
          -----------------------
     Bearing, Subordinated Term Note, in substantially the form set forth in
     Schedule 3.5 attached hereto, in the original principal amount of two million dollars ($2,000,000), at an annual percentage rate (APR) of eight and one-half percent (8.5%), such Note being payable in four (4) equal and successive quarterly installments, with the first installment being due on the first day of the fourth (4th) full month following the Closing Date. Such Note shall be subject to setoff in order to satisfy any indemnity obligations of Seller under this Agreement.

     3.6  Restricted Common Stock.  Buyer shall issue to Seller three hundred
          -----------------------
     twelve thousand five hundred (312,500) shares of Microsemi Corporation Restricted Common Stock , and shall be in the form set forth in Schedule
     3.6 attached hereto. The Restricted Stock shall contain the restriction duly imprinted thereon.

     3.7  Subordinated Convertible Debenture.  Buyer shall issue to Seller its
          ----------------------------------
     Interest Bearing Subordinated Convertible Debenture having a two (2) year Conversion Term, and a face amount of two million five hundred thousand dollars ($2,500,000), convertible at Seller's option during the ConversionTerm thereof into Microsemi Corporation Restricted Common Stock at fifteen dollars ($15.00) per share (not to exceed 166,667 shares), and shall be in the form set forth in Schedule 3.7 attached hereto. The
                                       ------------
     interest rate shall be at an annual percentage rate (APR) of seven percent (7%) and shall be payable to Seller on a quarterly basis commencing on the first day of the fourth (4th) full month following the Closing Date. Such note shall be subject to setoff for indemnification liabilities of Seller under this Agreement.

     3.8  Product Royalty Agreement.  Seller shall assign to Buyer the Alpha
          -------------------------
     Industries (Alpha) Product Royalty Agreement, such assignment shall be in the form set forth in Schedule 3.8 attached hereto.
                           ------------

     3.9  Unsecured Term Note.  Buyer shall issue to Seller its unsecured,
          -------------------
     Interest Free Term Note substantially in the form set forth in Schedule 3.9
                                                                    ------------
     attached hereto.   Payments of the Principal amount of  this Term Note
     shall be due only upon receipt of a royalty payment from Alpha under the Product Royalty Agreement, and the amount of payment due from time to time shall be limited to the amount of royalty payment received by Maker from time to time from Alpha, and shall be payable to Payee within thirty (30) days after receipt thereof. When the accrued amount of payments made hereunder equals the Face Amount of one million seven hundred thousand dollars ($1,700,000), this Term Note shall be deemed "paid-in-full" and any and all royalty payments received from Alpha after such Face Amount is
     received shall be to Buyer's account.   The parties shall use  their
     commercially reasonable efforts to collect all royalties due under the Alpha Industries Product Royalty Agreements.

     3.10  Sellers Liability for Taxes on the Purchase Price Paid by Buyer.
                                 ------------------------------------------
     Seller is solely responsible for any taxes levied on the receipt from time-to-time of the payment by Buyer of the Purchase Price set forth herein.

4.0  Representations and Warranties of the Seller.

Seller hereby represents and warrants to the Buyer, as of the date hereof and as of the Closing Date, as follows:

     4.1  Organization and Good Standing.  The Seller is a corporation duty
          ------------------------------
     organized, validly existing and in good standing under the laws of the State of California, has all necessary corporate power and authority to conduct the Business as it is now conducted and to own and use the properties and assets used therein, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified or licensed and in good standing would have a material adverse effect on the Seller or the Business.

     4.2  Authority and Binding Effect.  The Seller has all the necessary
          ----------------------------
     corporate power and authority to enter into, and perform its obligations under, this Agreement. This Agreement and the performance by the Seller of its obligations herein have been duly authorized by all necessary corporate action of the Seller. This Agreement has been duly executed, and upon delivery by the Seller will constitute the valid and binding agreement of the Seller, enforceable against the Seller in accordance with its terms.
     No other action is required to be taken by the Seller, nor is it necessary for the Seller to obtain any action, approval or consent by or from any third persons, governmental or other, to enable the Seller to enter into or perform the Seller's obligations under this Agreements except consents of third parties to the assignment and assumption of the Assumed Contracts which shall be obtained by the Seller on or before the Closing (unless waived by the Buyer).

     4.3  The Purchased Assets.  At the Closing the Seller will convey and
          --------------------
     transfer to the Buyer, good, complete and marketable title to all of the Purchased Assets, free and clear of any and all mortgages, liens, security interests, encumbrances, pledges, leases, equities, claims, charges, conditions, conditional sale contracts and any other adverse interests.
     All of the Purchased Assets are in the exclusive possession and control of the Seller and Seller has the unencumbered right to use and sell to the Buyer all of the Purchased Assets without interference from others. No actions, proceedings or transactions have been commenced or undertaken by the Seller which give or would give rights to any person, other than the Buyer, in any of the Purchased Assets or interfere with the consummation of the transactions contemplated by this Agreement. The Customer Data set forth on Schedule 1.4 hereto is a complete and accurate list, as of the
              ------------
     date hereof, of all of the Seller's customers which have purchased goods or services from the Business within the last three (3) years. Except as may be set forth in Schedule 1.4 attached hereto, the Seller does not have any
                     ------------
     knowledge that any such customer intends to cancel their backlog of orders entered as of the closing date, or their procurement of goods or services from the Business.

     4.4  Contracts, Agreements and Commitments.   Seller has no contract,
          -------------------------------------
     agreement, arrangement or commitment which may have a material adverse effect on the transfer of the Purchased Assets to the Buyer. Notwithstanding any term or provision of this Agreement, Buyer shall not assume or be responsible for any liabilities associated with any contract or agreement of Seller to be assumed by Buyer hereunder where consent is required prior to transfer and such consent is not obtained. Seller has performed in all material respects the obligations required to be performed by it thereunder and there have been no defaults or claims of defaults and there are no facts or conditions which have occurred or are anticipated to occur which, through the passage of time or the giving of notice, or both, would constitute a default thereunder or would cause the acceleration of any obligation of any party thereto or the creation of a lien or encumbrance upon any of the Purchased Assets. Seller has not waived any right which it has under any such contact or commitment.

     4.5  Taxes and Tax Returns.   Seller has duty filed all tax reports and
          ---------------------
     returns which are required by law to be filed by it and will duly pay all state and local taxes due or claimed to be due from such authorities, which could result in the imposition of any lien, encumbrance or liability or charge on any of the Purchased Assets or, following the Closing, on Buyer or any of Buyer's other assets or properties. Seller has properly withheld and paid, or accrued for payment when due, to appropriate state authorities, all amounts required to be, withheld from its employees' wages, salaries and other compensation and has paid or will pay all employment taxes as required under applicable laws.

     4.6  Compliance with Laws.   Seller has complied in all material respects
          --------------------
     with all applicable, United States federal, state, municipal and other political subdivision or governmental agency statutes, ordinances and regulations, including any bulk sale requirements.

     4.7  Litigation and Proceedings.   There is no action, suit, proceeding or
          --------------------------
     investigation, or any counter or cross-claim in an action brought by or behalf of the Seller, whether at law or in equity, or before or by any governmental department commission, board, bureau, agency or instrumentality, domestic or foreign, or before any arbitrator of any kind, that is pending or threatened, against the Seller, which (i) could reasonably be expected to have a material adverse effect on Seller's, ability to perform its obligations under this Agreement or any other agreement entered into in connection with this Agreement or complete any of the transactions contemplated hereby or thereby, or (ii) involves the reasonable possibility of any judgment or liability, or which may become a claim, against the Buyer or the Purchased Assets prior to or subsequent to the Closing Date. The Seller is not subject to any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over the Seller or any of its assets.

     4.8  Full Disclosure.  Seller has not made any misstatement to Buyer of
          ---------------
     material fact or failed to state a fact to Buyer necessary in order to make the statements made not misleading.

     4.9  Bulk Sales Law.   The purchase and sale hereunder is exempt from the
          --------------
     requirements of the Bulk Sales Division of the California Commercial Code since Seller will continue to operate a substantial portion of its existing business after the Closing.

     4.10  Intellectual Property.   Seller owns or has the right to use pursuant
           ---------------------
     to valid license, sublicense, agreement or permission any patents, patent applications, copyrights, trade secrets or other intellectual property necessary for or used in the Business, the Products or the Purchased Assets, including without limitation all of the trade names (other than the name Infinesse and all derivatives thereof), trademarks, logos, and other marks or dress, whether or not registered, and all applications therefor. The execution, delivery and consummation of transactions contemplated by this Agreement shall not constitute a breach or default under, give rise to a right of termination under or otherwise adversely affect the ability of Buyer to use such intellectual property in conducting the Business or using the Purchased Assets or selling or developing the Products after the Closing Date. Seller has neither interfered with, nor infringed upon, misappropriated or otherwise come into conflict with any intellectual property rights of third parties. To the Sellers' knowledge, no third party has interfered with, infringed upon, misappropriated or otherwise come into conflict with any intellectual property rights of Seller being transferred to Buyer under this Agreement. With respect to each such item of intellectual property owned by Seller, Seller possesses all right, title and interest in and to such item, free and clear of any encumbrance, lien, license or other restriction; such item is not subject to any outstanding injunction, judgment, order, decree, ruling or charge; no action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand is pending or, to the Seller's knowledge, threatened that challenges the legality, validity, enforceability, use or ownership of such item; and Seller has not agreed to indemnify any person or entity for or against any interference, infringement, misappropriation or other conflict with respect to such item. With respect to each such item of intellectual property with respect to which Seller uses such item under a license, sublicense, agreement or permission: the license or agreement is disclosed as a material intellectual property agreement in the appropriate Schedules to this Agreement; the restrictions on use are ordinary in scope; to the Seller's knowledge, the underlying item of intellectual property is not subject to any outstanding injunction, judgment, order, decree, ruling or charge; no action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand is pending or, to the Seller's knowledge, threatened that challenges the legality, validity or enforceability of the underlying item of intellectual property; and Seller has not granted any sublicense or similar right with respect to such license, sublicense, agreement or permission.

5.0  Representations and Warranties of the Buyer.
     --------------------------------------------

The Buyer hereby represents and warrants to the Seller, as of the date hereof and as of the Closing Date, as follows:

     5.1  Organization and Related Matters.  The Buyer, and any subsidiary to
          --------------------------------
     which Buyer assigns its rights hereunder, is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has all necessary corporate power and authority to conduct its business as it is now conducted and to own and use the properties and assets used therein, and is duly qualified to do business and is in good standing as a foreign corporation in all states in which the failure to be so qualified or licensed and in good standing would have a material adverse effect on the Buyer or its business.

     5.2  Authority and Binding Effect.  The Buyer, and any subsidiary to which
          ----------------------------
     Buyer assigns its rights hereunder, has all the necessary corporate power and authority to enter into, and perform its obligations under, this Agreement. This Agreement and the Performance by the Buyer of its obligation herein have been duly authorized by all necessary corporate action of the Buyer. This Agreement has been duly executed, and upon delivery by the Buyer will constitute the valid and binding agreement of the Buyer, enforceable against the Buyer in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, moratorium or other similar laws affecting creditors' rights, and (ii) general principles of equity relating to the availability of equitable remedies (regardless of whether any such agreement is sought to be enforce in a proceeding at law or in equity).

6.0  Obligation Pending and Following the Closing.

     6.1  Termination of Security Interest and Liens.   The Seller shall cause
          ------------------------------------------
     to be removed, by the Closing Date, at no expense to the Buyer, all security interests, liens, claims, encumbrances and adverse interests to which any of the Purchased Assets are subject.

     6.2   Consents.   Each party to this Agreement shall use its best efforts
           --------
     to obtain or cause to be obtained at the earliest practicable date and prior to the Closing Date, all consents, approvals and licenses and permits, if any, which such party requires to permit it to consummate the transactions contemplated hereby without violating any material agreement, contract, instrument or applicable law or regulation, license or permit, to which it is a party or to which it or its assets are subject. The parties hereto shall cooperate with each other in their efforts to obtain all such consents, approvals and licenses.

     6.3  Further Assurances.  Each party hereto shall execute and deliver, both
          ------------------
     before and after the Closing, such instruments and take such other actions as the other party or parties, as the case may be, may reasonably request in order to carry out the intent of this Agreement or to better evidence or effectuate the transactions contemplated herein.

     6.4  Employee Hiring.   Buyer has advised Seller that it or its assign
          ---------------
     intends to hire as of the Closing Date, all of the employees of the Business (hereafter the "Employees" ), so that their employment shall be uninterrupted. A list of such Employees is set forth in Schedule 6.4
                                                              ------------
     attached hereto. Seller shall not interfere with any attempt by Buyer to hire such Employees following the Closing, and shall agree for a period of two (2) years following the Closing to not solicit or hire any such Employees , or any other employee hired by Buyer during such two (2) year period, without the prior written consent of Buyer. Seller hereby authorizes the Buyer to offer employment to any or all of its employees involved in the Business conditioned on the consummation of the sale of the Purchased Assets pursuant hereto; waives any rights the Seller may have to prohibit such employees from being employed by the Buyer; and shall not offer new employment to those of such employees who are offered employment by the Buyer and who accept such employment. To the extent required by any applicable statute, law or regulation, Seller shall retain all liability for severance or other similar compensation, vested in and payable to such hired employees as of the Closing Date for any reason whatsoever with respect to their employment by Seller on or prior to the Closing Date, notwithstanding the fact that such employees were hired by Buyer.

     6.5  Location of Business and Facility Lease.   Buyer has also advised
          ---------------------------------------
     Seller that it is its present intention to continue the operation of the Business in a location to be determined prior to Closing, which may be Sellers present location. Buyer does not assume any lease obligations of the Seller existing as of the Closing Date. However, in the event Buyer decides to use the facility presently used by the Seller, the parties agree to negotiate in good faith a lease or sublease for 8000 s.f. (approx.) of such facility for a six (6) year Term following the Closing Date.

     6.6  Taxes.   Except for the taxes assumed by Buyer under paragraph 2.4,
          -----
     above, the Seller shall pay taxes of any kind or nature arising from (i) the conduct of the Business by Seller, and (ii) consummation of the transactions contemplated hereby, including, without limitation, all sales or similar taxes, if any, that may arise from or be assessed by reason of the sale of the Purchased Assets by the Seller to the Buyer (the "Seller Taxes"). If any Seller Taxes required under this Section to be borne by the Seller are assessed against the Buyer, the Buyer shall notify the Seller in writing promptly thereafter and the Seller shall be entitled to contest, in good faith, such assessment or charge. In the event the Buyer pays any Seller Taxes, the Seller shall indemnify Buyer pursuant to section 11 below.

          6.7  Publicity.   Buyer and Seller shall keep strictly confidential
               ---------
     the existence and terms of this Agreement prior to the issuance or dissemination of any mutually agreed upon press release or other disclosure of the sale and purchase hereunder. Buyer and Seller will cooperate on the drafting of appropriate announcements and press releases.

     6.8  Noncompete.   During the two (2) year period commencing on the Closing
          ----------
     Date, Seller shall not solicit any actual or potential customers on the Customer Data list attached hereto as Schedule 1.5, nor shall Seller
                                           -------------
     provide goods or services in connection with or own an interest in a company that provides goods or services reasonably similar to the goods and services provided by Seller which are related to the Products and Business described in the Recitals, at any time prior to the Closing Date. In the event a provision of this Section is more restrictive than allowed by the law of the State of California said provision shall be deemed amended and shall be fully enforceable to the extent permitted by such law. Seller, its officers, directors and shareholders acknowledge and agree that any violation of this Section would cause immediate irreparable damage to the Buyer, and that it would be extremely difficult or impossible to determine the amount of damage caused to Buyer. Therefore such parties agree that the Buyer's remedies at law are inadequate, and hereby consent to issuance of a temporary restraining order, preliminary and permanent injunction and other appropriate relief to restrain any actual or threatened violation of this Section without limiting any remedies that the Buyer may have at law or in equity. Products and business not included in the noncompete include, but are not limited to, next-generation, low-cost, wireless voice/data network systems, with or without telephone (PSTN) lines, or as extension to existing wired key systems/PBXs for single-cell, stand-alone, small-medium capacity wireless indoor/outdoor LANWAN, point-to-point wireless applications of the type designed and developed by Sellers Digital Signal Processing Communication/Sensor Systems Business Group of

7.0  Survival of Representations, Warranties and Covenants.

All of the representations and warranties set forth in this Agreement or in any certificates delivered pursuant hereto shall remain in full force and effect and shall survive the Closing, regardless of any investigation, verification or approval by any party hereto or by anyone or on behalf of any party hereto.

8.0  Conditions to Obligations of the Buyer.

The obligation of the Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction, or the waiver (in writing) by the Buyer, at or before, the Closing, of all the conditions set out herein.

     8.1  Inventory Valuation.   The Buyer and the Seller will have agreed on
          -------------------
     the value of the Inventory as of the Closing Date.

     8.2  Accuracy of Representations and Warranties/Compliance With Covenants.
          --------------------------------------------------------------------
     All of the representations and warranties of the Seller contained in this Agreement and the schedules hereto were true and correct when made and remain true and correct as of the Closing Date. The Seller shall, in all material respects, have performed, satisfied and complied with all covenants, agreements and conditions required by this Agreement to have been performed or complied with by it on or before the Closing Date

     8.3  No Material Adverse Changes.   There shall not have occurred nor shall
          ---------------------------
     there exist (i) any material adverse change in the customer relations properties or assets, except for changes disclosed in this Agreement or in the Schedules hereto delivered with this Agreement on the date hereof; (ii) any material breach or default by any party thereto of any of the Assumed Contracts or Assumed Liabilities or any other material contracts or agreements relating to or affecting the Purchased Assets, the existence of which breach or default is not disclosed in this Agreement or in the Schedules delivered with this Agreement on the date hereof nor any proceedings in the Schedules delivered with this Agreement on the date hereof: (iii) any material damage or loss, whether or not insured, to any of the Purchased Assets; or (iv) any other event or condition or state of facts of any character which could materially and adversely affect the Purchased Assets.

     8.4  Absence of Litigation.   There shall be an absence of litigation,
          ---------------------
     whether brought against the Seller or the Buyer, seeking to prevent the consummation of the transactions contemplated by this Agreement, and no such litigation shall have been threaten nor shall there be in effect any order restraining or prohibiting the consummation of the transactions contemplated by this Agreement nor any proceeding pending with respect thereto. There shall be no pending or threaten litigation, or asserted or unasserted claims, assessments, or other loss contingencies, materially affecting the Purchased Assets.

     8.5  Certificates.   The Buyer shall have received from Seller a
          ------------
     Certificate of Good Standing, as of recent date, from the California Secretary of State.

     8.6  Bill of Sale.   At the Closing, the Seller and the Buyer shall have
          ------------
     executed the Bill of Sale and Assumption Agreement in the form of Exhibit B attached hereto.

     8.7  Due Diligence.   Buyer and its representatives shall have completed
          -------------
     their business, legal and accounting due diligence investigation and Buyer shall be satisfied, in its sole discretion, with the results thereof.

     8.8  Other consents and Approvals.   Receipt of all consents and approvals
          -----------------------------
     required for the consummation of the transactions contemplated by this Agreement and to permit the Buyer to acquire all of the Purchased Assets pursuant hereto, without thereby violating any laws, government regulations or agreements to which the Buyer is subject or is a party, in form and substance reasonably acceptable to Buyer.

     8.9  Other Documents.   The Seller shall have delivered to the Buyer all
          ---------------
     instruments, consents, deeds, assignments and other documents called for in this Agreement, in form and substance satisfactory to Buyer, properly executed and acknowledged for transfer, and such other documents and instruments as the Buyer or its counsel reasonably requests to better evidence or effectuate the transactions contemplated hereby. Seller has also delivered its response to Buyer's questions asked during due diligence and other supporting information, such being set forth in detail in
     Schedule 8.9 attached hereto.
     ------------

     8.10  Structure of Newco.   The Buyer and Seller will have agreed generally
           ------------------
     to the capitalization, voting rights, right of first refusal, buy-out rights, By Laws, initial Board of Directors, and structure of Newco, the Corporation to be formed pursuant to Paragraph 16.2. The parties agree to exert their best efforts in good faith to execute a mutually acceptable Memorandum of Understanding comprehending the more salient aspects of the structure of Newco.

9.0  Conditions to the Obligations of the Seller
     -------------------------------------------

The obligations of the Seller under this Agreement to be performed on or before the Closing Date shall be subject to the satisfaction, or the waiver by the Seller on or before the Closing Date, of each of the following conditions:

     9.1  Inventory Valuation.   The Buyer and the Seller will have agreed on
          -------------------
     the value of the Inventory as of the Closing Date and will have agreed to any adjustment to the Purchase Price of the Purchased Assets resulting from such valuation.

     9.2  Accuracy of Representations, Warranties and Compliance with Covenants.
          ---------------------------------------------------------------------
     All of the representations and warranties of the Buyer contained in this Agreement and in the Schedules hereto were true and correct when made and remain true and correct as of the Closing Date. The Buyer, in all material respects, shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed or complied with by the Buyer on or prior to the closing.

     9.3  Absence of Litigation.  No action, suit, investigation or other
          ---------------------
     proceeding before any court or by any governmental body or other authority shall have been instituted or threatened which questions the validity or legality of the transactions contemplated hereby.

     9.4  Structure of Newco.  The Buyer and Seller will have agreed generally
          ------------------
     to the capitalization, voting rights, right of first refusal, buy-out rights, By Laws, initial Board of Directors, and structure of Newco, the Corporation to be formed pursuant to Paragraph 16.2 The parties agree to exert their best efforts in good faith to execute a mutually acceptable Memorandum of Understanding comprehending the more salient aspects of the structure of Newco.

10.0 Termination.
     ------------

This Agreement may be terminated and the transactions herein contemplated may be abandoned at any time after February 29, 2000, of the Closing contemplated herein has not occurred, without liability to the terminating party (i) by written notice of the Buyer or the Seller, or (ii) by either the Buyer or the Seller, provided that the party so terminating is not in breach of any of its material obligations under this Agreement.

11.0 Indemnification.
     ----------------

     11.1  Indemnification by the Seller.   In addition to Buyer's rights of set
           -----------------------------
     off under the Notes and Debentures issued to the Seller as specified herein, the Seller shall defend, indemnify and hold harmless the Buyer and its offices, directors, employees, successors and assigns in respect of any and all claims, actions, suits or other proceedings and any and all losses, costs, expenses, liabilities, fines, penalties, interest and damages, whether or not arising out of any claim, action, suit or other proceeding (and including reasonable counsel and accountants' fees and expenses and all other reasonable costs and expenses of investigation, defense or settlement of claims and amounts paid in settlement) ("Damages") incurred by, imposed on or borne by the Buyer resulting from the breach of any of the representations, warranties, covenants or agreements made by the Seller in this Agreement or the conduct of the Business prior to the Closing Date. In addition to and not in limitation of the foregoing, the Seller will indemnify the Buyer for any Damages suffered due to any claims made against the Buyer or damages suffered by Buyer resulting out of any of the Seller's liabilities.

     11.2  Claims for Indemnification.   Whenever any claim shall arise for
           --------------------------
     indemnification hereunder, Buyer shall promptly notify the Seller of the claim and, when known, the facts constituting the basis for such claim; provided, however, that the Buyer's failure to give such notice shall not affect any rights or remedies of the Buyer hereunder with respect to indemnification for damages except to the extent that the Seller is materially prejudiced thereby.

     11.3  Defense by Seller.   In connection with any claim giving rise to
           -----------------
     indemnity or resulting from or arising out of any claim or legal proceeding by a person who is not a party to this Agreement, Seller at its sole cost and expense may, upon written notice to Buyer, assume the defense of any such claim or legal proceeding if they acknowledge to Buyer in writing its, obligations to indemnify Buyer with respect to all elements of such claim, and thereafter diligently conduct the defense thereof with counsel reasonably acceptable to Buyer.

12.0 Expenses / Prorations / Broker's Fees / Finder's Fees
     -----------------------------------------------------

     12.1  Expenses/Prorations.   Each party shall pay all costs and expenses
           -------------------
     incurred or to be incurred by it in connection with the negotiation, preparation, execution, delivery and performance of its respective obligations under this Agreement and the agreements and transactions contemplated hereby. Obligations under the Assumed Contracts will be prorated as of the Closing Date.

      12.2  Broker's Finder's Fees.   Seller has advised Buyer that it has
            -----------------------
      utilized the services of, and that it does and will have liability to a broker or finder in connection with this Agreement or the transactions contemplated hereby. Seller agrees to indemnify and hold Buyer harmless against any loss, liability, damage, cost, claim or expense incurred by any brokerage commission or finder's fee alleged to be payable as a result or in connection with this Agreement or the transactions contemplated hereby.

13.0  Notices.
      --------

All notices, requests, demands or other communications hereunder shall be in writing and shall be deemed to have been duly given, if delivered in person or mailed, certified, return-receipt requested, postage prepaid:

      If to the Seller, addressed to:  INFINESSE CORPORATION
                                       6033 West Century Boulevard - Ste 1200
                                       Los Angeles, California 90045
                                       Attn: Dr. Michael E. Kim

      If to Buyer, addressed to:       MICROSEMI CORPORATION
                                       2830 South Fairview Street
                                       Santa Ana, California 92704
                                       Attn: David R. Sonksen

Any party hereto may from time to time, by written notice to the other parties, designate a different address, which shall be substituted for the one specified above for such party. If any notice or other document is sent by certified or registered mail, return receipt requested, postage prepaid, property addressed as aforementioned, the same shall be deemed served or delivered seventy-two (72) has after mailing thereof. If any notice is sent by facsimile machine ("fax") to a party, it will be deemed to have been delivered on the date the fax thereof is actually received, provided the original thereof is sent by mail, in the manner set forth above, within twenty-four (24) hours after the fax is sent.

14.0  Miscellaneous.
      --------------

      14.1  Binding Effect Assignment.   This Agreement shall be binding upon
            -------------------------
      the heirs, executors, representatives, successors and assigns of the respective parties hereto. The Seller may not assign this Agreement, or assign its rights or delegate, its duties hereunder, without the prior written consent of the Buyer. Buyer may assign its rights under this Agreement and to the Business to a wholly-owned subsidiary.

      14.2  Counterparts.   This Agreement may be executed in facsimile and in
            ------------
      any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

    14.3  Headings.   The subject headings of the sections and subsections of
          --------
    this Agreement are included for purposes of convenience only and shall not affect the construction or interpretation of any of its provisions.

    14.4  No Waiver; Cumulative Remedies.   No failure or delay on the part of
          ------------------------------
    any party hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

    14.5  Entire Agreement.   This Agreement, including the Schedules, Exhibits
          ----------------
    and other documents referred to herein which form a part hereof, embodies the entire agreement and understanding of the parties hereto, and supersedes all prior or contemporaneous agreements or understandings (whether written or oral) among the parties, in respect to the subject matter contained herein.

    14.6  Governing Law.   This Agreement is deemed to have been made in the
          -------------
    State of California, and its interpretation, its construction and the remedies for its enforcement or breach are to be applied pursuant to, and in accordance with the laws of California for contracts made and to be performed in that state.

    14.7  Alternative Dispute Resolution.   The parties agree that they shall
          ------------------------------
    attempt to settle any dispute arising out of this Agreement, the execution thereof or in connection therewith, through friendly consultation and negotiation in the spirit of mutual cooperation, and if settlement cannot be reached within a reasonable time, then the dispute shall first be submitted to a mutually acceptable neutral advisor for "Non-Binding Mediation" ("Mediation"). Neither party shall unreasonably withhold acceptance of such advisor, and selection thereof shall be made within forty-five (45) days after written notice by one party requesting such Mediation. Any disputes arising hereunder which the parties cannot resolve in good faith within four
    (4) months of the date of the written request for Mediation, shall be submitted for arbitration ("Arbitration") to an arbitration association comprised of retired judges and located in the state of California for Arbitration in accordance with its commercial rules of procedure. Each party shall select one (1) arbitrator, and they shall elect a third (3rd) independent arbitrator, who shall act as chairman. All Arbitration's shall take place in the State of California and each party shall be responsible for the cost and expenses of their selected arbitrator, and shall equally share the cost and expense of the chairman. The parties agree that the Arbitral Award shall be final and binding upon both parties. During arbitration, the terms and conditions of this Agreement shall be executed continuously by both parties except for matters in dispute. Each party shall be responsible for its own costs associated with the preparation and representation by attorneys, or any other persons retained thereby, to assist in connection with any such Alternative Dispute Resolution. However, all costs charged by the mutually agreed upon Alternative Dispute Resolution Entity, shall be shared by the parties. All Arbitrations shall be completed within six (6) months of the selection of the initial Arbitration Panel.

      14.9  Limitation of Liability.   The obligation of the parties under this
            -----------------------
      understanding or the Agreement shall not constitute the personal obligations of their shareholders, or of their directors, officers, employees, consultants, agents or invitees, and each party shall look only to the assets of the other party for the satisfaction of any liability with respect to the Agreement, and shall not seek recourse against the shareholders of the other party, or against the directors, officers, employees, consultants, agents, or invitees of the other party, or against their personal assets for such satisfaction.

15.0  Seller's Pre-Closing Covenants.
      ------------------------------

In consideration of the payment of $75,000 as a "No-Shop Payment" by Buyer to Seller, and the substantial time, effort and expense to be incurred by the Buyer in performing its due diligence review and preparing for Closing, Seller agrees as follows:

      15.1  Continue Business Operations.   Pending Closing Seller shall use its
            ----------------------------
      good faith best efforts to preserve intact its business assets and goodwill, and the value thereof, including without limitation its relationship with its customers, suppliers and employees.

      15.2  Stand-Still Arrangement.   Pending Closing, unless and until the
            -----------------------
      Buyer either materially breaches this Agreement or abandons the proposed transaction, Seller shall refrain from all further discussions with any other third party interested in acquiring the Business, or any part thereof, and shall refrain from otherwise pursuing any other transaction competitive with the transaction contemplated hereby.

      15.3  Vesting of No-Shop Payment.   The No-Shop Payment shall be non-
            --------------------------
      refundable, except upon breach of any provision of this Agreement by the Seller.

      15.4  Liquidated Damages.   The Seller acknowledges that since it will be
            ------------------
      difficult to ascertain any loss suffered due to Buyer's breach of the Agreement, and that since the amount of any damages resulting from such breach will be impossible or impractical to calculate, Seller shall retain the No-Shop Payment as full and complete liquidated damages if the Buyer in any way breaches the terms of the Agreement The Seller further acknowledges that the No-Shop Payment is a fair and reasonable amount of liquidated damages for any breach of the Agreement by the Buyer.

      15.5  Novation of  Agreements.   The Seller shall make reasonable efforts
            -----------------------
      with existing customers for the Products comprehended hereunder to novate any existing Agreements and otherwise facilitate the establishment of a business relationship with Buyer.

16.0  Formation of Corporation
      ------------------------

     16.1  Place of Business.   The parties agree to form a new corporation
           ------------------
     (Newco) having a principal place of business in California. The State of incorporation shall be selected by Buyer, and it shall be a subsidiary of Microsemi Corporation, and have the same fiscal year as its parent.

     16.2  Ownership of Newco.   Buyer shall own eighty percent (80%) of Newco,
           ------------------
     and the Seller, and its designee, shall own ten percent (10%) of Newco. The parties agree that the remaining ten percent (10%) of Newco shall be reserved for stock grants and options as established by the Board of Directors of Newco. The Capitalization of Newco, voting rights, buy-out rights, By Laws, initial Board of Directors, and company policy, practices and procedures shall be generally agreed to prior to closing, it being understood, however, that such organizational matters shall be greatly influenced by the organizational structure of Buyer, and must be compatible therewith.

     16.3  Appointment of VP/GM.  The parties agree that Dr. Kim shall be the
           --------------------
     V.P & General Manager of Newco, and shall report directly to Phil Frey, Jr.

     16.4  FY2000 Budget.   Prior to the Closing Date, Dr. Kim shall prepare and
           -------------
     submit to Phil Frey, Jr. a Proforma Operating Budget for fiscal year 2000, which shall be duly funded by Buyer. Such Budget is set forth in Schedule
                                                                       --------
     16.4 attached hereto.
     ----

     16.5  Key Managers Eligibility.  Buyer agrees that the Key Managers of
           ------------------------
     Newco shall be eligible to participate in the incentive compensation plans, including bonus' and stock options of Newco.

     16.6  Equity Interest Waiver Agreement.  Seller has delivered to Buyer
           ---------------------------------
     fully executed agreements with all persons or entities having an equity interest in and to Infinesse. Such agreements expressly surrender for cancellation their equity interest in an to Infinesse, and each person or entity has expressly ackowledged the existance of this Agreement, that they have read the Agreement, and have agreed to the sale of the Purchased Assets as contemplated herein. Copies of such Equity Interest Waiver Agreements are attached hereto as Schedule 16.6.
                                       --------------

17.0  Severability.
      ------------

Any provision of this Agreement which is illegal, invalid or unenforceable shall be ineffective to the extent of such illegality, invalidity or unenforceability, without affecting in any way the remaining provisions hereof.

18. Entire Agreement. This Agreement, including the Schedules, Exhibits and other documents referred to herein which form a part hereof, and the Memorandum of Understanding for the formation of Newco attached hereto as Exhibit C,
                                                               ---------
embodies the entire agreement and understanding of the parties hereto, and supersedes all prior or contemporaneous agreements or understandings (whether written or oral) among the parties, in respect to the subject matter contained herein.

     IN WITNESS WHEREOF, the undersigned corporations have caused this Agreement to be executed by officers thereunto duly authorized, and the individuals have executed this Agreement, on the date first above stated.


             MICROSEMI CORPORATION

             By: /S/ DAVID R. SONKSEN
                ----------------------
             Title: VP FINANCE AND CFO
                   -------------------
             Date:  2/29/00
                   -------------------

             INFINESSE CORPORATION

             By:  /S/ MICHAEL E. KIM
                ----------------------
             Title: PRESIDENT
                   -------------------
             Date:  2/29/00
                   -------------------

                                    EXHIBITS
                                    --------



Exhibit A  Business Sales Memorandum, dated November, 1999
---------

Exhibit B  Form of Bill of Sale
---------

Exhibit C  Memorandum of Understanding for the formation of Newco
---------

                                   SCHEDULES
                                   ---------


1.2  Inventory
1.3  Equipment
1.4  Customer Orders
1.5  Customer Data
1.6  Vendor Data
1.7  Intellectual Property
1.8  Royalty Agreements/Teaming Arrangements
2.1  Assumed Agreements
2.2  Assumed Employee Benefits
3.5  Subordinated Term Note
3.6  Microsemi Corporation Restricted Common Stock
3.7  Subordinated Convertible Debenture
3.8  Product Royalty Agreement
3.9  Unsecured Interest Free Term Note
6.4  List of Seller's Employees hired by Buyer
8.9 Response to Questions asked during due diligence with supporting information.
16.4  Proforma Operating Budget for FY2000
16.6  Equity Interest Waiver Agreements

                                   EXHIBIT B
                                 BILL OF SALE
                                 ------------

INFINESSE CORPORATION                       MICROSUB CORPORATION
6033 West Century Boulevard - Ste 1200      2830 South Fairview Street
Los Angeles, California 90045               Santa Ana, California 92704
Tel: 310-642-0250 Fax: 310-642-0252         Tel: 714-979-8220 Fax: 714-966-5256
E-Mail mkim@infinesse.com                   E-Mail dsonksen@microsemi.com
(hereafter the "SELLER")                    (hereafter the "BUYER")

  KNOW ALL MEN BY THESE PRESENTS, that SELLER, for and in consideration of the payments specified in that certain Asset Purchase Agreement by and between SELLER and BUYER, dated February 15, 2000, which was duly paid or delivered by BUYER to SELLER on the Closing Date thereof, has bargained and sold, and by these presents does grant and convey unto BUYER, its successors and assigns, the Purchased Assets set forth therein. A list and description of said Purchased Assets transferred and sold hereby are set forth in detail in Exhibit B-1, which is attached hereto and by this reference made a part hereof.

  SELLER warrants and represents for itself, its successors and assigns, that it has good, complete and marketable title to all of the Purchased Assets, free and clear of all mortgages, liens, security interests, encumbrances, pledges, leases, equities, claims, charges, conditions, conditional sale contracts, and any other adverse interests; and that all of said Purchased Assets are in SELLER'S exclusive possession and control; and that SELLER has the unencumbered right to sell all of said Purchased Assets without interference from any third party; and that no actions, proceedings or transactions have been commenced or undertaken by SELLER which give or would give rights to any third party in any of said Purchased Assets or interfere with the consummation of the transactions contemplated by said Asset Purchased Agreement.

  SELLER further warrants it will defend the sale of said Purchased Assets unto BUYER, its successors and assigns, against any and all persons whomsoever and any all adverse claims whatsoever.

  SELLER disclaims any warranty of merchantability or fitness for a particular purpose; said Purchased Assets being sold in their present condition "as is and where is".

  IN WITNESS WHEREOF, the parties hereto have caused these presents to be signed by their duly authorized representative.

INFINESSE CORPORATION                     MICROSUB       CORPORATION

Issued by:MICHAEL E. KIM                  Accepted by:   DAVID R. SONKSEN
          --------------------------                  -------------------------

Title:PRESIDENT                           Title: VICE PRESIDENT FINANCE AND CFO
      ------------------------------             ------------------------------

Date: 2/29           , 2000               Date:  2/29                    , 2000
      ------------------------------             ------------------------------

                             MICROSEMI CORPORATION
                          8131 LBJ Freeway, Suite 800
                           Dallas,  Texas 75251-1333
                        Tel 972-997-7266 Fax 972-9977267
                       E-mail MASLEGAL @ worldnet.att.net

                               February 15, 2000

Dr. Michael E. Kim
President
Infinesse  Corporation
6033 West Century Boulevard - Suite 1200
Los Angeles, California 90045
Tel: 310-642-0250 Fax: 310-642-0252
E-Mail mkim@infinesse.com

Dear Dr. Kim:

     RE:  MEMORANDUM OF UNDERSTANDING (MOU)
          for the formation of a California Corporation pursuant to Section 16.0 of the Asset Purchase Agreement (APA) between Infinesse Corporation and Microsemi Corporation, dated February 15, 2000

     The more salient terms and conditions of the contemplated formation of a California Corporation are as follows:

     1.  Agreement to Incorporate

     In consideration of the mutual promises contained in this agreement, the undersigned parties agree to organize a corporation to be initially known as Newco, or such other name as the parties may hereafter mutually agree upon, under the laws of the State of California within fifteen (15) days after the Closing of the APA, for the purpose of engaging in a GaAs HBT, RFIC Business as more specifically described in the Business Sales Memorandum dated November, 1999, which is attached to the APA. Newco shall be a subsidiary of Microsemi Corporation and have the same fiscal year as its parent.

2.  Duration

    The period of Newco's duration will be perpetual.

3.  Registered Office and Agent of Newco

    The registered office of Newco will be in California, and a registered agent shall be appointed upon the filing of the Articles of Incorporation.

4.  Directors of Newco

    Newco will initially have 3 directors. One (1) director to be appointed by Infinesse or its designee; and two (2) directors to be appointed by Microsemi or its designee.

5.  Officers of Corporation

    The first officers of Newco for the below listed positions will be appointed by the Board of Directors at its initial meeting. The parties have agreed that Dr. Michael E. Kim shall be appointed Vice President and General Manager:

          President: ________________________________ [to be named]
          Vice-President and General Manager: Dr. Michael E. Kim
          Secretary: ________________________________ [to be named]
          Treasurer: ________________________________ [to be named]

6.  Initial Capitalization of Corporation

    The initial capitalization of the corporation shall be nine hundred dollars ($900), payable in cash

7.  Incorporation and Issuance of Securities

    The parties hereto agree to cause Newco to issue 900 shares of its common stock to the parties as follows:

            Name                      Number of Shares     Consideration Paid

    Microsemi Corporation                   800                   $800
    Infinesse (or designee)                 100                   $100
    Reserved for Options                    100                    ---


    In addition, Newco will issue to Microsemi, or its designee, an open-ended, promissory note in the initial amount equal to the value of the capital contributions made by Microsemi to Newco.

8.  Costs of Incorporating

    All costs and expenses, including attorneys' fees, required for the formation and organization of the corporation, will be paid by Microsemi.

9.  Employment Agreement

     The parties agree that Newco will enter into an employment agreement with Dr. Michael E. Kim at an initial salary as set forth in the Newco budget submitted by him pursuant to the APA.

     The terms and conditions of such employment agreement shall be negotiated in good faith by the parties on or about the effective date of the formation of Newco.

10.  Buy Out Rights Provision in Newco Common Stock

     Any Newco common stock issued to any individual or entity other than Microsemi, shall be non-tranferable for a period of five (5) years after the formation of Newco without the express writen approval of Newco, which approval shall not be unreasonable withheld, and shall contain a "Buy Out Rights" Provision in the event of death of any such individual, or in the event of bankruptcy, insolvency or dissolution of any such entity. The purchase price of such common stock shall be negotiated in good faith and based upon reasonable fair market valuation. In the event a mutually agreed upon purchase price is not reached within sixty (60) days after Newco's written notice of the exercise of its buy-out rights, such event shall be deemed a dispute and resolved as provided in the Alternate Dispute Resolution provision of this Memorandum.

11.  Right of First Offer

     In the event Infinesse or any person or entity ("the Selling Party")desires to sell all or any part of their shares of Newco common stock, such Selling Party shall give Microsemi thirty (30) days written notice of such desire, whereupon Microsemi shall have sixty (60) days to submit a bone fide, good faith offer to buy such common stock.. The Selling Party shall accept or reject such offer within thirty (30) days after receipt thereof.

12.  Right of First Refusal

     In the event Infiness or any person or entity (the "Selling Party") receives a bone fide, good faith offer to buy all or any part of their shares of Newco common stock, such Selling Party shall give the Microsemi thirty (30) days written notice of such offer, along with a detailed description of the terms and conditions of such offer and certification of its authenticity, whereupon such Microsemi shall have sixty (60) days to submit its offer to buy such common stock under substantially the same terms and conditions.

13.  Miscellaneous

     The following matters will require a 91% majority of the shareholders and a unanimous vote of the board:

     Change in the number of directors

     Authorization of any additional shares of stock or any other reorganization of the stock structure of Newco, provided that such approval will not be required for the following:

          a. Spin-off of Newco to Microsemi shareholders; or
          b. Public offerings of Newco stock

     The merger or sale, of the corporation into any entity controlled by Microsemi.

     The sale of additional stock at below fair market value.

14.  Alternative Dispute Resolution

     The parties agree that they shall attempt to settle any dispute arising out of this Memorandum , the execution thereof or in connection therewith, through friendly consultation and negotiation in the spirit of mutual cooperation, and if settlement cannot be reached within a reasonable time, then the dispute shall first be submitted to a mutually acceptable neutral advisor for "Non-Binding Mediation" ("Mediation"). Neither party shall unreasonably withhold acceptance of such advisor, and selection thereof shall be made within forty-five (45) days after written notice by one party requesting such Mediation. Any disputes arising hereunder which the parties cannot resolve in good faith within four (4) months of the date of the written request for Mediation, shall be submitted for arbitration ("Arbitration") to an arbitration association comprised of retired judges and located in the state of California for Arbitration in accordance with its commercial rules of procedure. Each party shall select one (1) arbitrator, and they shall elect a third (3rd) independent arbitrator, who shall act as chairman. All Arbitration's shall take place in the State of California and each party shall be responsible for the cost and expenses of their selected arbitrator, and shall equally share the cost and expense of the chairman. The parties agree that the Arbitral Award shall be final and binding upon both parties. During arbitration, the terms and conditions of this Agreement shall be executed continuously by both parties except for matters in dispute. Each party shall be responsible for its own costs associated with the preparation and representation by attorneys, or any other persons retained thereby, to assist in connection with any such Alternative Dispute Resolution. However, all costs charged by the mutually agreed upon Alternative Dispute Resolution Entity, shall be shared by the parties. All Arbitration's shall be completed within six (6) months of the selection of the initial Arbitration Panel.

15.  Limitation of Liability

     The obligation of the parties under this understanding or the Agreement shall not constitute the personal obligations of their shareholders, or of their directors, officers, employees, consultants, agents or invitees, and each party shall look only to the assets of the other party for the satisfaction of any liability with respect to the Agreement, and shall not seek recourse against the shareholders of the other party, or against the directors, officers, employees, consultants, agents, or invitees of the other party, or against their personal assets for such satisfaction.

16.  Entire Understanding
     --------------------

     This Memorandum, and Section 16 of the Asset Purchase Agreement, and any other documents s referred to herein which form a part hereof, embodies the entire agreement and understanding of the parties hereto, and supersedes all prior or contemporaneous agreements or understandings (whether written or oral) among the parties, in respect to the subject matter contained herein.

     If the foregoing terms and conditions are acceptable to you, please so indicate by signing and dating the enclosed copies thereof and return one to us for our records.

Sincerely,

DAVID R. SONKSEN
-------------------------
David R. Sonksen
VP Finance, CFO, Treasurer & Secretary
Microsemi Corporation



                    AGREED AND ACCEPTED
                    INFINESSE CORPORATION

               By:  MICHAEL E. KIM
                    -------------------------------------
               Title: PRESIDENT
                      -----------------------------------
               Date:  2/29/00
                      -----------------------------------

CC: Phil Frey, Jr., President, Chairman & CEO, Microsemi Corporation Michael A. Sileo, Jr., Esq., Corporate Counsel, Microsemi Corporation Nina Yoblok, Esq., Corporate Counsel, Infinesse Corporation
     Nick J. Yocca, Esq., Stradling, Yocca, Carlson & Rauth, PC


MAS/eas (File A373)                                         InfinesseMOU15Feb00